Exhibit 99-1

                     HOME PROPERTIES
                 RETIREMENT SAVINGS PLAN


                       FINANCIAL REPORT

                       DECEMBER 31, 1997

                         TABLE OF CONTENTS

               Independent Auditors' Report           1

               Statements of Net Assets Available for Benefits
                  With Fund Information          2 -  3

               Statements of Changes in Net Assets Available for
                  Benefits with Fund Information 4 -  5

               Notes to Financial Statements     6 - 10
               ________________________________________________

               Independent Auditors' Report on the
                  Supplementary Information          11

               Schedule of Assets Held for Investment
                  Purposes                      12 - 14

               Schedule of Assets Held for Investment Purposes
                  Which Were Both Acquired and Disposed of
                  Within the Plan Year               15

               Schedule of Reportable 5%
                  Transactions                       16

                     INDEPENDENT AUDITORS' REPORT


To The Board of Trustees of
Home Properties
Retirement Savings Plan
Rochester, New York

We have audited the accompanying statements of net assets available for benefits with fund information of Home Properties Retirement Savings Plan as of December 31, 1997 and 1996, and the related statements of changes in net assets available for benefits with fund information for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements, referred to above present fairly, in all material respects, the net assets available for benefits with fund information of the Plan as of December 31, 1997 and 1996, and the changes in net assets available for benefits with fund information for the years then ended, in conformity with generally accepted accounting principles.

Respectfully Submitted,

/s/ Brovitz, Insero, Kasperski & Co., P.C.

Brovitz, Insero, Kasperski & Co., P.C.
Certified Public Accountants

Rochester, New York
May 6, 1998




                HOME PROPERTIES
            RETIREMENT SAVINGS PLAN
                    ROCHESTER, NEW YORK



               STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
                            WITH FUND INFORMATION
             DECEMBER 31, 1997 WITH COMPARATIVE TOTALS FOR  1996

                                                           GROWTH WITH
                                                     ALL       REDUCED
ASSETS                                  STABLE     EQUITY     VOLATILITY

INVESTMENTS AT FAIR VALUE (NOTES 2 AND 3):
   Money Market Funds                 $   -      $ 31,494    $  5,248
   Common Trust Fund                   207,971       -           -
   U.S. Government and Agency Obligations -          -         89,800
   Common Stock                           -       229,651      81,951
   Mutual Funds                           -        29,911      29,835
   Participant Loans                      -           -          -
TOTAL INVESTMENTS AT FAIR VALUE        207,971    291,056     206,834

RECEIVABLES
   Employer Contributions               18,039     46,843      24,480
   Participant Contributions             2,794      7,200       4,143
   Participant Loans                       684        234         494
   Accrued Interest                      1,057        142       1,322
   Due From Custody First                  -          -           -

TOTAL RECEIVABLES                       22,574      54,419      30,439

TOTAL ASSETS                           230,545     345,475     237,273

LIABILITIES                                -          -           -

NET ASSETS AVAILABLE FOR BENEFITS     $230,545    $345,475    $237,273

SEE NOTES TO FINANCIAL STATEMENTS.

                HOME PROPERTIES
            RETIREMENT SAVINGS PLAN
                    ROCHESTER, NEW YORK



               STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
                            WITH FUND INFORMATION
             DECEMBER 31, 1997 WITH COMPARATIVE TOTALS FOR  1996


        LONG-TERM     COMPANY      PARTICIPANT
           GROWTH       STOCK         NOTES       1997          1996


        $  8,550      $14,010       $  -        $ 59,302     $ 21,337
            -            -             -         207,971      184,934
         149,516         -             -         239,316      409,433
         351,227       98,203          -         761,032      268,667
          82,335         -             -         142,081         -
            -            -           55,675       55,675       48,755

         591,628      112,213        55,675    1,465,377      933,126


          75,535       15,938          -         180,835      150,614
          12,695        2,368          -          29,200       23,954
             439          434          -           2,285        2,212
           2,986          349          -           5,856        8,700
            -            -             -            -             655

          91,655       19,089          -         218,176      186,135

         683,283      131,302        55,675    1,683,553    1,119,261

            -            -             -            -              -

       $ 683,283     $131,302       $55,675   $1,683,553   $1,119,261

                HOME PROPERTIES
            RETIREMENT SAVINGS PLAN
                    ROCHESTER, NEW YORK



          STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                            WITH FUND INFORMATION
     FOR THE YEAR ENDED DECEMBER 31, 1997 AND COMPARATIVE TOTALS FOR 1996


                                                    PARTICIPANT DIRECTED
                                       --------------------------------------
                                                              GROWTH WITH
                                                     ALL      REDUCED
INCREASES IN NET ASSETS                 STABLE     EQUITY     VOLATILITY

INVESTMENT INCOME:
    Interest and Dividends             $11,882    $  7,227   $ 10,960
    Net Appreciation in Fair Value of Investments
         (NOTE 3)                            -     (14,225)    14,501

TOTAL INVESTMENT INCOME                 11,882     ( 6,998)    25,461

CONTRIBUTIONS
  Employer                              18,039     46,843      24,480
  Employee                              39,060     41,222      55,928
  Rollover                               1,950      3,247       3,077

TOTAL INCREASES                         70,931     84,314     108,946

DECREASES IN NET ASSETS

  Benefits Paid to Participants         29,904          -      43,434
  Distribution of Assets Spun-off Plan       -          -           -
  Administrative Expenses                1,928      1,274       2,928

TOTAL DECREASES                         31,832      1,274      46,362

NET INCREASE PRIOR TO
  INTERFUND TRANSFERS                   39,099     83,040      62,584

INTERFUND TRANSFERS                    (10,963)   262,435     (24,265)

NET INCREASE (DECREASE)                 28,136    345,475      38,319

NET  ASSETS  AVAILABLE  FOR
  BENEFITS  -  BEGINNING               202,409          -     198,954

NET ASSETS AVAILABLE FOR
  BENEFITS  -  ENDING                 $230,545   $345,475    $237,273

SEE NOTES TO FINANCIAL STATEMENTS.

          STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                            WITH FUND INFORMATION
     FOR THE YEAR ENDED DECEMBER 31, 1997 AND COMPARATIVE TOTALS FOR 1996

        PARTICIPANT DIRECTED
-----------------------------------


LONG-TERM   COMPANY     PARTICIPANT
 GROWTH      STOCK        NOTES      OTHER      1997      1996


$ 31,686    $  5,592     $ 3,976     $    -     $ 71,323  $ 41,075

  75,741      13,643           -          -       89,660    42,672

 107,427      19,235       3,976          -      160,983    83,747


  75,535      15,938           -          -      180,835   150,419
 210,237      30,232           -          -      376,679   317,426
   7,180           -           -          -      15,454     24,749

 400,379      65,405       3,976          -     733,951    567,341



  67,682      14,044           -          -     155,064    107,281
       -           -           -          -          -     455,353
   8,465           -           -          -      14,595     10,203

  76,147      14,044           -          -     169,659    572,837

 324,232      51,361       3,976          -     564,292      3,504

(259,732)     29,776       2,944       (195)          -          -


  64,500      81,137       6,920       (195)    564,292      3,504

 618,783      50,165      48,755        195   1,119,261  1,115,757

$683,283    $131,302    $ 55,675     $    -  $1,683,553 $1,119,261

                HOME PROPERTIES
            RETIREMENT SAVINGS PLAN
               ROCHESTER, NEW YORK

            NOTES TO FINANCIAL STATEMENTS
             DECEMBER 31, 1997 AND 1996


NOTE 1  Description of Plan
        The following description of the Home Properties Retirement Savings Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

        GENERAL
        The Plan is a defined contribution plan covering all employees of Home Properties of New York, Inc. who are 21 years of age or older and who have completed one year of service. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Prior to January 1, 1996, the plan covered the employees of Hauser Corporation and Fluoro Film, Inc. (entities related to Home Properties of New York, Inc. through common ownership). Effective January 1, 1996, the assets associated with participants employed by Hauser Corporation and Fluoro Film, Inc. were spun-off into their own plan.

        TRUST
        State Street Bank and Trust Co. (Exeter Trust) serves as trustee of the Plan.

        CONTRIBUTIONS
        Each year, the sponsor may contribute such amount as its Board of Directors shall, at its discretion, determine. Employees may contribute to the Plan a percentage of their compensation or a fixed dollar amount each pay period. In addition, the employer makes a matching contribution based on participants' tax deferred contributions.

        PARTICIPANT ACCOUNTS
        Each participant's account is credited with an allocation of: (1) his or her tax deferred contribution, (2) the company's contributions, (3) Plan earnings, and (4) forfeitures of terminated participants' non-vested accounts. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

        VESTING
        Each participant's interest in his/her employee contribution account is fully vested at all times. The Plan provides for vesting in the employer contribution account of 20% after two years, 40% after three years, 60% after four years, 80% after five years, and 100% after six years of service.

                HOME PROPERTIES
            RETIREMENT SAVINGS PLAN
               ROCHESTER, NEW YORK

            NOTES TO FINANCIAL STATEMENTS
             DECEMBER 31, 1997 AND 1996


NOTE 1  Description of Plan - Continued

        INVESTMENT OPTIONS
        Effective January 1, 1996 and upon enrollment in the Plan, a participant may direct contributions to the Plan to any of four investment options.

        1) Stable Income - This Option invests in a pooled investment trust fund. The Fund is comprised of a diversified portfolio of GIC's and/or other stable value investments, such as certificates of deposits. The objective of this option is to generate a relatively high rate of interest while protecting against declines in market value.

        2) All Equity - This Portfolio consists of common stocks. The objective is to generate capital growth over time.

        3) Growth with Reduced Volatility - This Portfolio consists of common stocks, bonds and cash equivalents in an effort to generate a significant rate of capital growth over time.

        4) Long-Term Growth - This Portfolio consists of common stocks, bonds and cash equivalents in an effort to generate a significant rate of capital growth over time.

        5) Company Stock - Effective October 1, 1996, participants may invest in common stock of Home Properties of New York, Inc.

        PARTICIPANT NOTES RECEIVABLE
        Participants may borrow from their accounts a minimum of $1,000 to a maximum equal to the lessor of $50,000 or 50% of their vested account balance. Loan transactions are treated as a transfer to (from) the investment fund from (to) the Participant Notes Fund. Loan terms range from one to five years, or longer for the purchase of a primary residence. The loans are secured by the balance in the participant's account and bear interest at the prime rate plus one percent (1%) in effect on the first day of the month in which the loan is made. Interest rates range from 7% to 9.75% for the current outstanding notes. Principal and interest is paid ratably through weekly or semi-monthly payroll deductions.

        PAYMENT OF BENEFITS
        The Plan provides for normal retirement benefits upon reaching age 65 and has provisions for early retirement, disability, death and termination benefits for those participants who are eligible to receive such benefits.

        On termination of service, a participant may elect to receive:

        (1) A lump sum amount equal to the value of his or her account, or

        (2) Annual installments over a period of time not to exceed 15 years.

                HOME PROPERTIES
            RETIREMENT SAVINGS PLAN
               ROCHESTER, NEW YORK

            NOTES TO FINANCIAL STATEMENTS
             DECEMBER 31, 1997 AND 1996

NOTE 1  Description of Plan - Continued

        PLAN TERMINATION
        Although the Company has not expressed an intent to do so, the Company has the right under the Plan to discontinue contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

        TAX STATUS
        In October, 1993, the Company adopted a prototype plan which received a favorable determination letter from the Internal Revenue Service in April, 1993 stating that the Plan qualifies under the applicable provisions of the Internal Revenue Code, including Section 401(k).

NOTE 2  Significant Accounting Policies

        METHOD OF ACCOUNTING
        The financial statements of the Plan are prepared under the accrual method of accounting.

        INVESTMENT VALUATION AND INCOME RECOGNITION
        The Plan's investments are stated at fair value. Shares of registered investment companies are valued at quoted market prices which represent the net asset value of shares held by the Plan at year-end. The Company stock is valued at its quoted market price. Participant notes receivable are valued at cost which approximates fair value.

        Purchases and sales of securities are recorded on a settlement-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the date received.

        PAYMENT OF BENEFITS
        Benefits are recorded when paid.

        MANAGEMENT ESTIMATES
        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

        ADMINISTRATIVE EXPENSES
        The Company absorbs significant administrative costs of the Plan.

                HOME PROPERTIES
            RETIREMENT SAVINGS PLAN
               ROCHESTER, NEW YORK

            NOTES TO FINANCIAL STATEMENTS
             DECEMBER 31, 1997 AND 1996

NOTE 3  Investments
        The Plan's investments are held by State Street Bank and Trust Co. The following table represents the fair market values of the investments. Investments representing 5% or more of the Plan's net assets are separately identified.


                                  1997                  1996
                              ----------------      ------------------
        INVESTMENTS AT        NUMBER OF             NUMBER OF
        FAIR VALUE AS         SHARES OR             SHARES OR
        DETERMINED BY QUOTED  PRINCIPAL  FAIR       PRINCIPAL   FAIR
        MARKET PRICE          AMOUNT     VALUE      AMOUNT      VALUE

        MONEY MARKET FUNDS          -    $ 59,302         -     $ 21,337

        COMMON TRUST FUNDS
          State St. Principal Preservation
            Fund              207,971     207,971   184,934      184,934

        U.S. GOVERNMENT SECURITIES
          U.S. Treasury Bond, 7.25%,
            Due 8/15/22        95,000     109,725   170,000      179,828
          Other Notes and Bonds     -     129,591         -      229,605

                                          239,316                409,433

        COMMON STOCKS
          Home Properties of New
            York, Inc.          3,612      98,203         -            -
          Other Common Stocks       -     662,829         -      268,667

                                          761,032                268,667

        MUTUAL FUNDS                -     142,081         -            -

                                        1,409,702                884,371
        OTHER INVESTMENTS AT FAIR VALUE
          Participant Notes         -      55,675         -       48,755

        TOTAL INVESTMENTS AT FAIR
          VALUE                        $1,465,377              $ 933,126

                HOME PROPERTIES
            RETIREMENT SAVINGS PLAN
               ROCHESTER, NEW YORK

            NOTES TO FINANCIAL STATEMENTS
             DECEMBER 31, 1997 AND 1996

NOTE 3  Investments - Continued

        During 1997 and 1996, the Plan's investments (including investments bought, sold and held during the year) appreciated in value as follows:

                                                    1997        1996
        NET APPRECIATION (DEPRECIATION) IN FAIR VALUE
          All Equity                              $(14,225)   $     -
          Growth with Reduced Volatility            14,501      2,346
          Long-Term Growth                          75,741     36,488
          Company Stock                             13,643      3,838

        NET APPRECIATION (DEPRECIATION)
          IN FAIR VALUE                           $ 89,660    $42,672

                     INDEPENDENT AUDITORS' REPORT
                   ON THE SUPPLEMENTARY INFORMATION


To the Board of Trustees of
Home Properties
Retirement Savings Plan
Rochester, New York

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary schedules of assets held for investment purposes and reportable 5% transactions as of or for the year ended December 31, 1997, are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Respectfully Submitted,

/s/ Brovitz, Insero, Kasperski & Co., P.C.

Brovitz, Insero, Kasperski & Co., P.C.
Certified Public Accountants

Rochester, New York
May 6, 1998

                HOME PROPERTIES
            RETIREMENT SAVINGS PLAN
                    ROCHESTER, NEW YORK

                    NOTES TO FINANCIAL STATEMENTS
                      DECEMBER 31, 1997 AND 1996






               SCHEDULE OF ASSETS HELD FOR INVESTMENTS PURPOSES
                              DECEMBER 31, 1997

 SHARES OR                              DESCRIPTION OF                    CURRENT
FACE VALUE  IDENTITY OF ISSUE           INVESTMENT              COST      VALUE
MONEY MARKET FUNDS
 59,301.61  SSGA Funds - U.S. Treasury
              MMF                       Interest-bearing cash   $ 59,302  $ 59,302

COMMON TRUST FUNDS
207,970.86  State St. Principal Preservation
              Fund                      Interest-bearing cash    207,971   207,971

U.S. GOVERNMENT SECURITIES
 10,000     U.S. Treasury Notes         6.25%, Due 6/30/2002      10,082    10,203
 10,000     U.S. Treasury Notes         5.875%, Due 9/30/2002      9,957    10,059
 20,000     U.S. Treasury Notes         5.625%, Due 11/30/2000    20,234    19,963
  5,000     U.S. Treasury Notes         6.25%, Due 4/30/2001       4,927     5,078
 10,000     U.S. Treasury Notes         6.625%, Due 7/31/2001     10,065    10,284
 30,000     U.S. Treasury Notes         6.5%, Due 8/15/2005       31,847    31,303
 95,000     U.S. Treasury Bonds         7.25%, Due 8/15/2022      97,092   109,725
 40,000     U.S. Treasury Bonds         6.5%, Due 11/15/2026      37,400    42,701

                                                                 221,604   239,316

CORPORATE STOCKS
  3,650     Alied Donecq ADR            Common Equity             27,539    33,031
    500     Aracruz Celulose Sa-Spon
              ADR                       Common Equity             10,624     7,187
    900     Asia Pulp & Paper Spons ADR Common Equity             10,350     9,056
    500     Bell & Howell Co.           Common Equity             15,009    12,094
  1,500     Celltech (UK)               Common Equity              7,636     7,342
    450     CIA Anonima Telef De
              Ven ADR                   Common Equity             14,029    18,731
    525     De Beers Cons Mines ADR     Common Equity             18,553    10,730
    625     Diageo PLC-Sponsored ADR    Common Equity             25,582    23,672
    725     Eastman Kodak Co.           Common Equity             53,012    44,088
    350     Enersis SA Sponsored ADR    Common Equity             10,449    10,150
    600     Fingerhut Corporation       Common Equity              8,199    12,825
    350     Frontier Corporation        Common Equity              7,284     8,422
    375     Hancock Fabrics Inc.        Common Equity              3,592     5,438



                HOME PROPERTIES
            RETIREMENT SAVINGS PLAN
                    ROCHESTER, NEW YORK



         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - CONTINUED
                              DECEMBER 31, 1997




SHARES OR                               DESCRIPTION OF                     CURRENT
FACE VALUE  IDENTITY OF ISSUE           INVESTMENT               COST      VALUE

CORPORATE STOCKS - CONTINUED

  3,612     Home Properties of NY, Inc. Common Equity             82,299    98,203
  1,300     International Game
              Technology                Common Equity             32,070    32,826
    200     Jacobs Engr Group Inc.      Common Equity              4,393     5,075
    425     Kimberly Clark Corp         Common Equity             20,023    20,958
    600     Mallinckrodt Group Inc.     Common Equity             22,813    22,800
    600     McDonalds Corp              Common Equity             27,399    28,650
  1,411     Medpartners Inc. New        Common Equity             28,539    31,572
    500     Millipore Corp              Common Equity             19,993    16,969
    450     Motorola                    Common Equity             27,711    25,678
    900     Petrobas ADR                Common Equity             22,446    21,048
    900     Pharmacia & Upjohn Inc.     Common Equity             30,476    32,963
  1,350     Resorts World Berhad ADR    Common Equity             20,642    11,358
    525     Schere RP Corp Del          Common Equity             28,059    32,025
    200     Takefuji Corp (JPY)         Common Equity              8,905     9,162
    250     Telebras ADR                Common Equity             29,192    29,109
    250     Telecom Italia Spa ADR      Common Equity              7,854    16,000
    600     Unilever PLC ADR            Common Equity             15,394    20,700
  1,150     Union Tex Pete Hlds Inc.    Common Equity             25,305    23,934
  1,400     Unisource Worldwide Corp    Common Equity             26,346    19,950
  1,025     Viacom Inc. CL B            Common Equity             30,679    42,473
    425     York International Corp     Common Equity             19,459    16,813

                                                                 741,855   761,032

MUTUAL FUNDS
  3,795.70  M&N Fund Global Series A    Mutual Fund               37,957    38,413
  3,598.98  M&N Fund International CL A Mutual Fund               45,583    47,075
  2,576.82  M&N Fund Small Cap Ser
               CL A                     Mutual Fund               32,568    31,077
  2,614.35  M&N Fund World Opp. CL A    Mutual Fund               29,934    25,516

                                                                 146,042   142,081



                HOME PROPERTIES
            RETIREMENT SAVINGS PLAN
                    ROCHESTER, NEW YORK



         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - CONTINUED
                              DECEMBER 31, 1997

SHARES OR                          DESCRIPTION OF                   CURRENT
FACE VALUE  IDENTITY OF ISSUE      INVESTMENT              COST     VALUE

PARTICIPANT LOANS
 55,675     Participant Notes      Interest ranging from
                                   7.0% to 9.75%,
                                   Due From February,
                                   1998 Through October
                                   2002.  Collateralized by
                                   remaining balance of
                                   participant's account.        -      55,675

TOTAL ASSETS HELD FOR INVESTMENT PURPOSES               $1,376,774  $1,465,377



                       HOME PROPERTIES
                    RETIREMENT SAVINGS PLAN
                       ROCHESTER, NEW YORK

       SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES WHICH WERE BOTH
                ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR
                     FOR THE YEAR ENDED DECEMBER 31, 1997

 SHARES OR                           DESCRIPTION OF
FACE VALUE   IDENTITY OF ISSUE       INVESTMENT        COST      PROCEEDS
   850    Comcast Corp Special CL A  Common Equity     $ 15,600  $ 23,950
   968    Home Properties of New
             York, Inc.              Common Equity     $ 19,486  $ 21,063
 2,740    Manning & Napier
             Technology Fund         Mutual Fund       $ 32,744  $ 25,283
    25    Motorola, Inc.             Common Equity     $  1,477  $  1,754
 1,150    Nellcor Puritan
             Bennett, Inc.           Common Equity     $ 21,000  $ 32,271
   350    Orcale Sys Corp            Common Equity     $ 14,615  $ 19,492
   700    Readers Digest
             Assn Inc. CL A          Common Equity     $ 18,586  $ 15,728
76,552    State Street
             Principal Fund          Common Equity     $ 76,552  $ 76,552
    50    Telebras ADR               Common Equity     $  5,571  $  8,043
20,000    U.S. Treasury Bonds        Interest 6.5%,
                                     Due 11/15/26      $ 18,700  $ 19,756
15,000    U.S. Treasury Notes        Interest 5.875%,
                                     Due 9/30/2002     $ 14,904  $ 14,995
20,000    U.S. Treasury Notes        Interest 6.625%,
                                     Due 3/31/2002     $ 19,828  $ 20,425
25,000    U.S. Treasury Notes        Interest 6.25%,
                                     Due 6/30/2002     $ 25,205  $ 25,289




                           HOME PROPERTIES
                           RETIREMENT SAVINGS PLAN
                           ROCHESTER, NEW YORK

                    SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997

               COMPUTED ON JANUARY 1, 1997 VALUE OF $1,119,261

                                      PURCHASE  SELLING           GAIN (LOSS)
DESCRIPTION                   UNITS   PRICE     PRICE    COST       ON SALE

Home Properties of New
   York, Inc.                  2,913  $68,116   $     -  $     -  $     -
Home Properties of New
   York, Inc.                    968  $     -   $21,063  $19,486  $ 1,577

Nellcor Puritan Bennett, Inc.  1,150  $21,000   $     -  $     -  $     -
Nellcor Puritan Bennett, Inc.  1,775  $     -   $49,809  $34,876  $14,933

State Street Principal Fund   99,589  $99,589   $     -  $     -  $     -
State Street Principal Fund   76,552  $     -   $76,552  $76,552  $     -

U.S. Treasury Bonds, 6.5% ,
   Due 11/15/2026             60,000  $56,100   $     -  $     -  $     -
U.S. Treasury Bonds, 6.5%,
   Due 11/15/2026             20,000  $     -   $19,756  $18,700  $ 1,056

U.S. Treasury Bonds, 7.25%,
   Due 8/15/2022              75,000 $      -   $81,905  $83,631  $(1,726)

U.S. Treasury Notes, 6.25%,
   Due 6/30/2002              35,000  $35,287   $     -  $     -  $     -
U.S. Treasury Notes, 6.25%,
   Due 6/30/2002              25,000  $     -   $25,289  $25,205  $    84

                                                         EXHIBIT 99-2


                CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed by Home Properties of New York, Inc. with respect to the Home Properties Retirement Savings Plan of our report dated May 6, 1998, with respect to the financial statements and schedules of the Home Properties Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 1997.

Sincerely,

/s/ Brovitz, Insero, Kasperski & Co., P.C.

Brovitz, Insero, Kasperski & Co., P.C.
Certified Public Accountants

Rochester, New York
June 25, 1998